AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SOLIGEN TECHNOLOGIES, INC.

ARTICLE I

The name of this corporation is:

SOLIGEN TEHCNOLOGIES, INC.

ARTICLE II

The aggregate number of shares this corporation is authorized to issue is 990,000,000 (Nine Hundred Ninety Million), allocated as follows among these classes and series of stock:

Common Stock Class, par value $0.001 per share - 980,000,000 shares authorized; and

Preferred Stock Class, par value $0.001 per share – 10,000,000 shares authorized; and

of the Preferred Stock authorized the following designations have been approved by the Board of Directors:

Series A Preferred Stock, par value $0.001 per shares- 5,000 shares authorized; and

Series B Redeemable Convertible Preferred Stock, par value $0.001 per share –8,425,000 shares authorized; and

Series C Preferred Stock, par value $0.001 per share – 1,000,000 shares authorized; and

Series D Super Voting Preferred Stock, par value $0.001 per share – 1,000 shares authorized.

The participating rights, relative rights, optional or other special rights, powers, designations, preferences, issuance rules, limitations, restrictions and qualifications for each of the five classes of stock, as well as the authorized amounts for each, shall be determined, where actively or passively allowed by state and/or federal law, by the Bylaws, as amended, as approved by a majority of the duly-elected Directors of this corporation.

ARTICLE III

The purpose for which the corporation is organized as:

A. To purchase, or in any way acquire for investment or for sale or other- wise, lands, contracts for the purchase or sale of lands, buildings, improvements ,and any real property of any kind or any interest therein, and as the consideration for the same to pay cash or to issue the capital stock, debenture bonds, mortgage bonds, or other obligations of the corporation, and to sell, convey, lease, mortgage, deed of trust, turn to account, otherwise deal with all or any part of the property of the corporation to make and obtain loans upon real estate, improve or unimproved, and upon personal property, giving or taking evidences of indebtedness and securing the payment thereof by mortgage, trust deed, pledge or otherwise, and to enter into contracts to buy or sell any property, real or personal, to buy and sell mortgages, trust deeds, contracts, and evidences, of indebtedness, paying for the same in cash, stock or bonds, of this corporation and to draw, make, accept endorse, discount, execute, and issue promissory notes, bills of exchange, warrants, instruments, or obligations of the corporation, from time to time, for any of the objects or purposes of the corporation without restriction or limit as to amount.

B. To engage in any lawful business; to do all and everything necessary, suitable, or proper for the accomplishment of any of the purposes, attainment of any of the objectives, or the exercise of any of the powers herein set forth, either alone or in conjunction with other corporations, firms or individuals, and either as principals or agents, and to do every other act or acts, thing or things incidental or pertinent to or growing out of or connected with the above mentioned objectives, purpose, or powers.

C. In general, to have and to exercise any and all powers that corporations have and may have under the laws of the State of Wyoming, and as the same may be amended, for any lawful purpose.

ARTICLE IV

The street address of this corporation’s initial registered office, and the name of its initial registered agent at that office, is:

Buffalo Registered Agents, LLC

412 N. Main Street, Suite 100

Buffalo, Wyoming 82834

ARTICLE V

The name and address of this corporation’s incorporator is:

Small Cap Compliance, LLC

P.O. Box 26496

Scottsdale, AZ 85255

ARTICLE VI

The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such a manner as shall be provided by the Bylaws of this corporation, providing that the number of directors shall not be reduced to fewer than one (1). The Board of Directors shall be one (1) in number and the name and post office address of the Director is:

Jimmy Wayne Anderson

412 N. Main Street, Suite 100

Buffalo, Wyoming 82834

ARTICLE VII

The liability of any director to this corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, is eliminated, except liability for:

(A)	The amount of financial benefit received by a director to which he is not entitled;
(B)	An intentional infliction of harm on the corporation or shareholders;
(C)	A violation of W.S 17-16-833; or
(D)	An intentional violation of criminal law.

ARTICLE VIII

Indemnification of any director for liability (as defined in W.S. 17-16-850(a)(iii)) to any person for any action taken, or failure to take any action, as director, is obligatory, except liability for:

(A)	Receipt of a financial benefit to which he is not entitled;
(B)	An intentional infliction of harm on the corporation or shareholders;
(C)	A violation of W.S 17-16-833; or
(D)	An intentional violation of criminal law.

The Corporation shall indemnify a director or officer of the Corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or office was a party because the director or officer is or was a director or officer of the Corporation against reasonable attorney fees and expenses incurred by the director or officer in connection with the proceeding. The Corporation may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the Corporation against liability if authorized in the specific case after determination, in the manner required by the board of directors, that indemnification of the director, officer, employee or agent, as the case may be, is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct set forth by the board of directors. The indemnification and advancement of attorney fees and expenses for directors, officers, employees and agents of the Corporation shall apply when such persons are serving at the Corporation’s request while a director, officer, employee or agent of the Corporation, as the case may be, as a director, officer, partner, trustee, employee or agent of another foreign or domestic Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, as well as in their official capacity with the Corporation. The Corporation also may pay for or reimburse the reasonable attorney fees and expenses incurred by a director, officer, employee or agent of the Corporation who is a party to a proceeding in advance of final disposition of the proceeding. The Corporation also may purchase and maintain insurance on behalf of an individual arising from the individual’s status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have power to indemnify the individual against the same liability under the law. All references in these Amended and Restated Articles of Incorporation are deemed to include any amendment or successor thereto. Nothing contained in these Amended and Restated Articles of Incorporation shall limit or preclude the exercise of any right relating to indemnification or advance of attorney fees and expenses to any person who is or was a director, officer, employee or agent of the Corporation or the ability of the Corporation otherwise to indemnify or advance expenses to any such person by contract or in any other manner. If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of the attorney fees or expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected. All references in these Amended and Restated Articles of Incorporation to “director”, “officer”, “employee”, and “agent” shall include the heirs, estates, executors, administrators and personal representatives of such persons.

ARTICLE IX

The corporation is to have perpetual existence.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, or in any amendment hereto, or to add any provision to these Amended and Restated Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statue of the State of Wyoming, and all rights conferred upon shareholders in these Amended and Restated Articles of Incorporation or any amendment hereto are granted subject to this reservation.

ARTICLE XI

Pursuant to W.S. 17-16-801, the Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

ARTICLE XII

All of the shares of stock of this Corporation may be subject to a Shareholders’ Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and transferability of the shares of stock of the Corporation. A copy of the Shareholders’ Restrictive Agreement, if any, is on file at the principal office of the Corporation.

Executed this 10th day of April 2018, by the Board of Directors of the corporation.

Rhonda Keaveney
Small Cap Compliance, LLC
Custodian